FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust’s Rule 10f-3 Procedures

1.
Name of Purchasing Portfolio:  Managed Account Series: High Income Portfolio (BATS-HINC), BlackRock Balanced Capital Portfolio (FI) (Ins - Series) (BCS_F), BlackRock Strategic Bond Trust (BHD), BlackRock Core Bond Trust (BHK), BlackRock High Yield Trust (BHY), BlackRock Income Opportunity Trust (BNA-USD), BlackRock Asset Allocation Portfolio (Fixed Income) (BR_AA_FI), BlackRock High Income Fund (BR-HIINC), BlackRock High Yield Bond Portfolio (BR-HIYLD), BlackRock Long Duration Bond Portfolio (BR-LONG), BlackRock Multi Sector Bond Fund (BR-MSB), BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF), BlackRock High Income Portfolio (Ins - Series) (BVA-HI), BlackRock High Income V.I. Fund (Ins – Var Ser) (BVA-HY), BlackRock Total Return Portfolio (Ins - Series) (BVA-TR), BlackRock Balanced Capital VI Fund (FI) (BVI_F), BlackRock Corporate High Yield Fund, Inc. (COY), BlackRock Corporate High Yield Fund III, Inc. (CYE), Transamerica Partners Portfolios: Core Bond Portfolio (DIA-CORE), BlackRock High Income Shares (HIS), BlackRock Corporate High Yield Fund VI, Inc. (HYT), BlackRock Corporate High Yield Fund V, Inc. (HYV), Metropolitan Series BlackRock Bond Income Portfolio (MET-BI),  Metropolitan Series BlackRock Diversified Portfolio (Core Bond) (METD_B), Master Total Return Portfolio (MF-BOND), MIST BlackRock High Yield Portfolio (MIST-HY)

2.           Issuer:    Chesapeake Energy Corporation – 10 yr

3.           Date of Purchase:  08/09/10
4.           Underwriter from whom purchased:  Credit Suisse Securities (USA) LLC
5.	Name of Affiliated Underwriter (as defined in the Trust’s procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.
List Members of Underwriting Syndicate: Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., RBS Securities Inc., SunTrust Robinson Humphrey, Inc., UBS Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp., BOSC, Inc., Capital One Southcoast, Inc., Comerica Securities, Inc., Macquarie Capital (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Natixis Bleichroeder Inc., PNC Capital Markets LLC, RBC Capital Markets Corporation, Scotia Capital (USA) Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc.

6.	Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered:

(BATS-HINC) $565,000 out of $1,400,000,000; (BCS_F) $300,000 out of $1,400,000, 000; (BHD) $620,000 out of $1,400,000,000; (BHK) $610,000 out of $1,400,000,000; (BHY) $75,000 out of $1,400,000,000; (BNA-USD) 600,000 out of $1,400,000,000; (BR_AA_FI) 320,000 out of $1,400,000,000; (BR-HIINC) $6,610,000 out of $1,400,000,000; (BR-HIYLD) $15,540,000 out of $1,400,000,000; (BR-LONG) 450,000 out of $1,400,000,000; (BR-MSB) 250,000 out of $1,400,000,000; (BVA-BF) 330,000 out of $1,400,000,000; (BVA-HI) $330,000 out of $1,400,000,000; (BVA-HY) $780,000 out of $1,400,000,000; (BVA-TR) 150,000 out of $1,400,000,000; (BVI_F) 20,000 out of $1,400,000,000; (COY) $1,560,000 out of $1,400,000,000; (CYE) $1,695,000 out of $1,400,000,000; (DIA-CORE) $2,710,000 out of $1,400,000,000; (HIS) $785,000 out of $1,400,000,000; (HYT) $2,635,000 out of $1,400,000,000; (HYV) $2,510,000 out of $1,400,000,000; (MET-BI) 3,460,000 out of $1,400,000,000; (METD_B) 760,000 out of $1,400,000,000; (MF-BOND) 5,280,000 out of $1,400,000,000; (MIST-HY) $5,310,000 out of $1,400,000,000

7.
Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $120,000,000 out of $1,400,000,000

8.	Purchase price (net of fees and expenses): $100
9.	Date offering commenced (if different from Date of Purchase):
10.	Offering price at end of first day on which any sales were made:
11.           Have the following conditions been satisfied:                                                                                     Yes           No
a.           The securities are part of an issue registered under
the Securities Act of 1933, as amended, which
is being offered to the public, or are Eligible Municipal
Securities, or are securities sold in an                                                                 Eligible Foreign
Offering or are securities sold in an Eligible Rule 144A
Offering or part of an issue of government
securities.                                                                           _X____

b.           The securities were purchased prior to the
end of the first day on which any sales
were made, at a price that was not more
than the price paid by each other
purchaser of securities in that offering
or in any concurrent offering of the
securities (except, in the case of an
Eligible Foreign Offering, for any rights
to purchase required by laws to be granted
to existing security holders of the
Issuer) or, if a rights offering, the
securities were purchased on or before the
fourth day preceding the day on which the
rights offering terminated.                                                                           _X___

c.           The underwriting was a firm commitment
underwriting.                                                                                     _X___

d.           The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting
similar securities during the same period.                                                                                     _X___

e.           In respect of any securities other than
Eligible Municipal Securities, the issuer
of such securities has been in continuous
operation for not less than three years
(including the operations of predecessors).                                                                                     _X____

f.	Has the affiliated underwriter confirmed
that it will not receive any direct or indirect
benefit as a result of BlackRock's participation
in the offering?                                                                           _X____

Approved by: __Mitch Garfin_________    Date:       ___08/12/10______